UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 9, 2004

Conexant Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-24923	25-179943
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 MacArthur Boulevard, Newport Beach, California		92660
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-483-4600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On November 12, 2004, Conexant Systems, Inc. (the Company) and F. Matthew Rhodes, the Company's President, entered into an amendment to the Employment Agreement dated as of January 15, 2004 between the Company and Mr. Rhodes (the Employment Agreement). A copy of the Employment Agreement has previously been filed as an exhibit to the Company's Registration Statement on Form S-4, as amended (Registration No. 333-111179), and a description of the Employment Agreement was included in the Form S-4.

The amendment amends the definition of "Good Reason" under the Employment Agreement to mean, in the absence of Mr. Rhodes's written consent, (i) the assignment to Mr. Rhodes of any duties inconsistent with, or a material reduction in or material change of, his position, authority, duties or responsibilities as contemplated by the agreement and which is not remedied by the Company within ten days after being notified by Mr. Rhodes; (ii) failure by the Company to provide the salary, bonus, equity compensation and other benefits required under the agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company within ten days after being notified by Mr. Rhodes; (iii) Mr. Rhodes being required to be based at any location more than fifty miles from Newport Beach, California; (iv) the Company's delivery of a notice of non-renewal of the agreement to Mr. Rhodes; or (v) the failure by the Company to expand substantially Mr. Rhodes' duties, responsibilities and title by June 30, 2006.

The amendment is contingent and will be effective upon the receipt by Mr. Rhodes of options to purchase the Company's common stock granted in replacement of certain options to purchase the Company's common stock tendered by Mr. Rhodes to the Company and cancelled by the Company pursuant to an offer by the Company to exchange outstanding options to purchase the Company's common stock for replacement options to purchase the Company's common stock to be granted more than six months after the expiration date of the offer. The amendment is filed herewith as Exhibit 10 and is incorporated herein by reference.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On November 9, 2004, the Company announced a plan to reduce pro forma quarterly operating expenses by approximately $15.0 million from approximately $95.0 million for the fourth fiscal quarter of 2004 to approximately $80.0 million exiting the fourth fiscal quarter ending September 30, 2005. The primary drivers of the expense reductions will be an increasing shift of production development resources to lower-cost regions and continued SG&A consolidation related to the Company's February 2004 merger with GlobespanVirata, Inc. The Company estimates that the charges associated with such actions will be recorded during the fiscal year ending September 30, 2005 and will be in the range of $10.0 million to $15.0 million, of which approximately $8.0 million to $12.0 million is estimated to be for workforce reductions and the remainder for facility and other expenses. These charges are expected to result in cash payments.

Pro forma operating expenses exclude certain non-cash stock compensation charges, in-process research and development, amortization of intangibles, transitional salaries and benefits, special and other charges related to operations. The Company believes this measure of operating expenses provides investors with a better understanding of its underlying operating results and the Company uses this measure internally to evaluate its operating performance. This measure of operating expenses is not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 9, 2004, the Company announced that the board of directors had appointed Dwight W. Decker as chief executive officer of the Company, replacing Armando Geday, who had resigned from his position as chief executive officer for personal reasons, each effective November 9, 2004. On November 12, 2004, Mr. Geday also resigned as a director of the Company. Dr. Decker will continue to serve as chairman of the board of the Company.

Dr. Decker, age 54, has been a director of the Company since 1996 and served as chairman of the board and chief executive officer of the Company from December 1998 until February 27, 2004, when he became non-executive chairman of the board following the merger of the Company with GlobespanVirata, Inc. Dr. Decker is the non-executive chairman and a director of each of Mindspeed Technologies, Inc. and Skyworks Solutions, Inc., and a director of Pacific Mutual Holding Company, Jazz Semiconductor, Inc. and BCD Semiconductor Manufacturing Limited. He is also a director or member of numerous professional and civic organizations. Dr. Decker's employment with the Company is subject to existing employment agreements dated as of December 15, 1998 and January 15, 2004 with the Company, copies of which have been filed as exhibits to the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1998 and the Company's Registration Statement on Form S-4, as amended (Registration No. 333-111179), respectively.

Dr. Decker's January 15, 2004 employment agreement was effective February 27, 2004, the closing date of the GlobespanVirata merger, and provides that he will serve as non-executive chairman of the board and an employee of the Company for as long as he continues as a director, but at least until February 27, 2007. In exchange for his services, Dr. Decker is entitled to be paid an annual base salary of $575,000 for the first year and $100,000 for each of the second and third years of his employment. Thereafter, the Company's board or the Compensation and Management Development Committee will determine his annual base salary and annual target bonus. Upon completion of the GlobespanVirata merger, Dr. Decker received a lump-sum cash bonus of $718,750 and options to purchase 125,000 shares of the Company's common stock, exercisable on the first anniversary of the merger. For the second and third years of his employment, Dr. Decker will receive twice the equity awards granted to non-employee directors of the Company. Thereafter, the Company's board or the Compensation and Management Development Committee will determine the amount of Dr. Decker's equity awards. All of his outstanding unvested equity awards will continue to vest during the employment term. Dr. Decker will be entitled to all benefits afforded employees of the Company and during the first 18 months of the employment term will be entitled to all perquisites made available to senior executives. Dr. Decker will be restricted from competing with the Company (to the extent permitted by law) or soliciting employees or customers of the Company during the employment period and for 12 months after his employment terminates. Dr. Decker will generally be made whole in the event of payment of any excise taxes imposed by the Internal Revenue Code of 1986, as amended, on certain change of control payments.

Under the January 15, 2004 employment agreement, if the Company terminates Dr. Decker's employment without "cause" or if he resigns for "good reason" (as defined in his employment agreement) during the first 12 months of the employment term, then (1) the Company will pay him a cash lump-sum equal to the sum of (A) any unpaid base salary (and any other unpaid amounts) accrued through his termination date, (B) any unpaid base salary for the remainder of the 12 month period, (C) any unpaid target bonus for the fiscal year immediately before the year in which his termination occurs, (D) any unpaid target bonus for the fiscal year in which his termination occurs, and (E) $200,000; and (2) the Company will continue to provide certain benefits and perquisites to him for the remainder of the 12 month period, unless and until he receives similar benefits and perquisites from another employer during the 12 month period. If the Company terminates Dr. Decker's employment without "cause" or if he resigns for "good reason" after the first 12 months of the employment term, then the Company will pay him a cash lump-sum equal to the sum of (i) any unpaid base salary (and any other unpaid amounts) accrued through his termination date, (ii) any unpaid target bonus for the fiscal year immediately before the year in which his termination occurs, and (iii) $200,000. If the Company terminates Dr. Decker's employment without "cause" or if he resigns for "good reason", all of Dr. Decker's options and shares of restricted stock will become fully vested and Dr. Decker may exercise all such options until the later of (a) February 27, 2010 and (b) the second anniversary of his termination date. If Dr. Decker resigns without "good reason" after the February 27, 2005, then all of his outstanding unvested equity awards will become fully vested and Dr. Decker may exercise such awards for two years following his resignation.

Dr. Decker's December 15, 1998 employment agreement becomes effective upon a "change of control" of the Company and provides for the continuing employment of Dr. Decker after the "change of control" on terms and conditions no less favorable than those in effect before the change of control. Thereafter, if Dr. Decker's employment is terminated by the Company without "cause" or if he terminates his own employment for "good reason" (each as defined in his employment agreement), Dr. Decker is entitled to severance benefits equal to three times his annual compensation (including bonus) and continuation of certain benefits for three years. Dr. Decker is entitled to an additional payment, if necessary, to make him whole as a result of any excise tax imposed by the Internal Revenue Code of 1986, as amended, on certain change of control payments (unless the safe harbor amount above which the excise tax is imposed is not exceeded by more than 10%, in which event the payments will be reduced to avoid the excise tax).

For purposes of the December 15, 1998 employment agreement, a "change of control" is defined generally as:

• the acquisition by any individual, entity or group of beneficial ownership of 20% or more of either the then outstanding shares of the Company's common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors;

• a change in the composition of a majority of the Company's board of directors which is not supported by the current board of directors;

• a major corporate transaction, such as a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Company's assets, which results in a change in the majority of the board of directors or of more than 60% of the Company's stockholders; or

• approval by the Company's stockholders of the complete liquidation or dissolution of the Company.
In the event of any conflict between Dr. Decker's employment agreements, the agreement with terms more favorable to Dr. Decker will control, without duplication.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Conexant Systems, Inc.

November 15, 2004	By:	Dennis E. O'Reilly

Name: Dennis E. O'Reilly
Title: Senior Vice President, Chief Legal Officer and Secretary

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Exhibit Index

Exhibit No.	Description

10	Amendment dated November 12, 2004 between the Company and F. Matthew Rhodes to Employment Agreement dated as of January 15, 2004 between the Company and Mr. Rhodes.